Where Food Comes From, Inc. - 8-K

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS
November 8, 2016	OTCQB: WFCF

Where Food Comes From, Inc. Reports Revenue and Earnings Growth for 2016 Third Quarter

Third quarter revenue up 10% year over year to $3.3 million from $3.1 million

Third quarter net income up 24% year over year to $225,000 from $181,600; tenth consecutive profitable quarter

Nine-month revenue up 13% year over year to $8.6 million from $7.6 million

Nine-month net income up 27% year over year to $481,900 from $380,600

Strong balance sheet: $4.2 million cash and cash equivalents; 4.4:1 current ratio

CASTLE ROCK, Colo. – November 8, 2016 – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced results for its third quarter ended September 30, 2016.

“Where Food Comes From continues to achieve double-digit, year-over-year revenue and earnings growth and to generate solid cash flows from operations,” said John Saunders, chairman and CEO. “Our strategy of positioning the Company as a single-source provider of multiple, complementary verification solutions across a variety of commodities is paying dividends in the form of new customer wins and a widening moat around the business. Our unique ability to offer customers the convenience and cost savings of bundled services represents a critically important competitive advantage for us. Going forward, we intend to build on that advantage through a combination of organic initiatives and M&A activity designed to add new verification standards and commodity coverage and to expand our geographic footprint.”

Third Quarter Results

Third quarter revenue increased 10% to $3,344,200 from revenue of $3,052,900 in the same quarter last year. Verification services revenue increased 11% to $2,948,900 from $2,655,800, reflecting a growing customer base and the addition of new verification service offerings. Product revenue (cattle identification tags) increased slightly to $380,400 from $371,700. Other revenue decreased 41% to $14,900 from $25,400 a year ago.

Gross profit in the third quarter increased 9% year over year to $1,601,400 from $1,473,800. Gross margin was flat year over year at 48%. Selling, general and administrative expense as a percent of revenue improved to 37% in the third quarter from 38% in the same quarter last year.

Income from operations in the third quarter increased 20% to $361,600 from $302,300 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased 24% to $225,000, or $0.01 per share, compared to $181,600, or $0.01 per share, in the same quarter a year ago.

Nine-Month Results

Revenue for the first nine-months of 2016 increased 13% to $8,589,600 from $7,613,300 in the same period last year. Verification services revenue increased 17% to $7,665,600 from $6,576,800 year over year. Product revenue decreased 10% to $856,000 from $951,600 a year ago due to a strong US dollar and a decline in beef-related verifications due to lower cattle prices. Other revenue decreased 20% to $68,000 from $85,000 in the same period last year.

Gross profit through nine months increased 13% to $4,126,100 from $3,636,200 a year ago. Gross margin was 48%, unchanged from the same period a year ago. Selling, general and administrative expense as a percent of revenue improved to 40% from 41% year over year.

Operating income increased 38% year over year to $713,900 from $515,800. Net income attributable to Where Food Comes From, Inc. increased 27% to $481,900, or $0.02 per share, from $380,600, or $0.02 per share, in the same period last year.

The Company generated $1,210,600 in net cash from operations through the first nine months of 2016 versus $1,383,200 over the same period a year ago.

Balance Sheet

The Company’s cash and cash equivalents balance at September 30, 2016, increased 12% to $4,245,000 from $3,781,400 at 2015 year-end. Working capital increased to $4,526,100 with a current ratio of 4.4:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13647997

Phone replay:

A telephone replay of the conference call will be available through November 22, 2016, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13647997

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and competitive advantage; the Company’s ability to continue winning new customers, widen the moat around the business, and continue producing financial results similar to those described in this press release; the Company’s ability to add new commodity coverage, new verification standards and expand its geographic footprint; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues
Service revenue	$2,948,945	$2,655,792	$7,665,590	$6,576,781
Product sales	380,393	371,699	855,986	951,556
Other revenue	14,908	25,417	68,023	84,999
Total revenue	3,344,246	3,052,908	8,589,599	7,613,336
Costs of revenue
Labor and other costs of services	1,522,203	1,362,800	3,973,299	3,403,398
Costs of products	220,599	216,298	490,162	573,759
Total costs of revenue	1,742,802	1,579,098	4,463,461	3,977,157
Gross profit	1,601,444	1,473,810	4,126,138	3,636,179
Selling, general and administrative expenses	1,239,834	1,171,513	3,412,211	3,120,379
Income from operations	361,610	302,297	713,927	515,800
Other expense (income):
Interest expense	649	380	1,347	1,253
Other expense (income), net	1,008	(2,242)	(2,623)	(6,721)
Income before income taxes	359,953	304,159	715,203	521,268
Income tax expense	135,000	92,000	264,950	213,285
Net income	224,953	212,159	450,253	307,983
Net loss (income) attributable to non-controlling interest	—	(30,549)	31,605	72,584
Net income attributable to Where Food Comes From, Inc.	$224,953	$181,610	$481,858	$380,567
Net income per share:
Basic	$0.01	$0.01	$0.02	$0.02
Diluted	$0.01	$0.01	$0.02	$0.02
Weighted average number of common shares outstanding:
Basic	23,772,967	23,813,295	23,817,980	23,791,825
Diluted	23,929,011	23,981,133	23,969,134	23,972,897

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$4,245,049	$3,781,397
Accounts receivable, net	1,423,856	1,110,052
Prepaid expenses and other current assets	181,365	154,912
Total current assets	5,850,270	5,046,361
Property and equipment, net	668,982	157,950
Intangible and other assets, net	1,643,895	1,760,199
Goodwill	1,279,762	1,279,762
Deferred tax assets	—	231,452
Total assets	$9,442,909	$8,475,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$471,969	$417,836
Accrued expenses and other current liabilities	351,592	92,574
Customer deposits	109,773	77,784
Deferred revenue	386,849	194,087
Short-term debt and current portion of notes payable	—	7,846
Current portion of capital lease obligations	4,033	4,634
Total current liabilities	1,324,216	794,761
Capital lease obligations, net of current portion	16,764	1,776
Notes payable and other long-term debt, net	—	8,365
Lease incentive obligation	160,734	—
Deferred tax liabilities, net	33,498	—
Total liabilities	1,535,212	804,902
Contingently redeemable non-controlling interest	—	936,370
Stockholders’ equity:
Common stock	23,984	23,822
Additional paid-in capital	8,317,506	7,446,634
Treasury stock	(357,563)	(177,916)
Accumulated deficit	(76,230)	(558,088)
Total Equity	7,907,697	6,734,452
Total liabilities and stockholders’ equity	$9,442,909	$8,475,724